Exhibit 10.8

FORM OF INDEMNIFICATION AGREEMENT

[Date]

[Full Name]

Re: Montauk Renewables, Inc.

[Mr./Ms.] [Last Name]

Thank you for serving as a Director and Officer of Montauk Renewables, Inc. (the “Company”). The Company is providing you this letter to summarize certain indemnification protections that pertain to the performance of your responsibilities as a Director and Officer of the Company.

Montauk Holdings USA, LLC and Montauk Holdings Limited maintain directors and officers (D&O) insurance coverage with Zurich and RKH Specialty, respectively, or other carrier(s) as the Company may choose, as the lead carrier. Coverage for your service as a Director and Officer of the Company is included under the terms and conditions of this policy.

In addition to the Company’s D&O insurance as described above, you will be indemnified and exculpated in your capacity as a Director and Officer to the extent provided by the governing documents of the Company and local law. In general, the governing documents of the Company indemnify you to the full extent permitted by applicable law. In addition, the governing documents of the Company provide that you shall not be personally liable to the Company or its stockholders for or with respect to any act or omission as a Director to the full extent permitted by applicable law. For the avoidance of doubt, the Company will not indemnify you for conduct for which indemnification is not permitted under applicable law.

Please note that local law may change at any time and we are under no obligation to update this letter to reflect any such change.

Montauk Renewables, Inc.

[Signature]

[Name]

[Title]